Investor Contact:	Media Contact:
Meredith Mendola	Nicole Rowe
781-370-6151	781-370-6369
mmendola@ptc.com	nrowe@ptc.com

PTC Reports Third Quarter Fiscal Year 2007 Results

NEEDHAM, Mass., July 25, 2007 – PTC (Nasdaq: PMTC), the Product Development Company®, today reported revenue of $225.1 million for the third quarter ended June 30, 2007, up 4% from the same period last year. Total license revenue for the third quarter of 2007 was $62.1 million, a decline of 5% from the same period last year. Results for the third quarter of 2007 reflected year-over-year revenue growth in Europe and the Pacific Rim, offset by declines in North America and Japan. Additionally, PTC delivered continued growth in its Enterprise Solutions product category, but Desktop Solutions revenue declined year over year. In the third quarter of 2007, PTC achieved the highest level of quarterly maintenance revenue in the company’s history.

“Our third quarter license revenue shortfall reflects two major factors: several large transactions that we expected but did not close and a reduction in add-on sales of Desktop Solutions in North America and Japan,” said C. Richard Harrison, president and chief executive officer. “Though our third quarter results did not meet our expectations, we continue to have confidence in the strength of the PLM market and in PTC’s competitive position. As evidenced by our record maintenance revenue in the third quarter and our revenue growth year to date, we have a large and loyal customer base that continues to benefit from the use of PTC’s differentiated solutions.”

GAAP operating income for the third quarter of 2007 was $19.8 million, compared with $13.5 million in the year-ago period. GAAP net income for the third quarter of 2007 was $87.2 million, or $0.74 per diluted share, and includes the impact of the reversal of our valuation allowance against U.S. deferred tax assets as described below, as well as a one-time tax benefit of $5.3 million due to the favorable resolution of a tax refund claim. This compares with GAAP net income of $16.9 million, or $0.15 per diluted share, in the year-ago period. Non-GAAP operating income, which excludes stock-based compensation cost, restructuring charges, acquisition-related in-process research and development expenses and amortization of acquisition-related intangible assets, was $28.9 million for the third quarter of 2007, compared with $34.4 million in the year-ago period. Non-GAAP net income, which excludes the items excluded from non-GAAP operating income and the related tax effect of those items, as well as one-time tax items, was $18.7 million for the third quarter of 2007, or $0.16 per diluted share, compared to $29.5 million in the year-ago period, or $0.26 per diluted share. We have provided a reconciliation between GAAP and non-GAAP results in the attached financial tables.

Reversal of Valuation Allowance Against U.S. Deferred Tax Assets

After concluding that its U.S. operations have achieved sustainable profitability, in the third quarter, PTC reversed its valuation allowance against deferred tax assets in the U.S. and in a foreign jurisdiction, which resulted in a $65.5 million GAAP tax benefit, as well as balance sheet adjustments to goodwill and stockholders’ equity. Non-GAAP earnings results have been fully taxed at a rate of 40% for the third quarter of 2007, versus a tax rate of about 20% applied in prior periods. PTC would have reported GAAP earnings per share of $0.19 and non-GAAP earnings per share of $0.21 had we not reversed the valuation allowance in the third quarter of 2007. Since the valuation allowance release is a non-cash adjustment, there has been no change to PTC’s cash tax rate due to the utilization of net operating loss carryforwards. We have provided more information about the impact of this change in the attached financial tables.

Cash and cash equivalents were $260 million at the end of the third fiscal quarter of 2007, up from $238 million at the end of the second fiscal quarter of 2007, in line with expectations. Cash flow from

PTC Reports Third Quarter 2007 Results

operations was $38.9 million and $115.1 million for the third quarter and first nine months of 2007 respectively.

Third Quarter 2007 Revenue Metrics

PTC delivered the following results for the third quarter of fiscal 2007 compared to the same period last year:

•	Total revenue growth of 4%, driven by maintenance revenue growth of 9% and training and consulting service revenue growth of 6%, partially offset by a license revenue decline of 5%;
•

Desktop Solutions total revenue decline of 3% to $139.0 million. License revenue declined 12% and training and consulting service revenue declined 22%. Maintenance revenue grew 7%. The license revenue decline is attributable to lower revenue from Pro/ENGINEER new seats, modules and upgrades;

•

Enterprise Solutions total revenue growth of 18% to $86.1 million, driven by training and consulting service revenue growth of 26%, maintenance revenue growth of 17%, and license revenue growth of 8%. Growth in license revenue was primarily attributable to sales of Windchill® PDMLink® and Windchill ProjectLink® as more customers adopt our content and process management solutions both within engineering and the enterprise;

•	Total reseller channel revenue growth of 3% to $47.6 million, reflecting significant growth in North America and Europe partially offset by a decline in Asia Pacific;
•

Revenue growth of 20% in Europe, partially offset by declines of 4% in North America and 3% in Asia Pacific. Asia-Pacific revenue reflects 9% growth in the Pacific Rim offset by an 18% decline in Japan.

In the third quarter, PTC received orders from leading organizations, including Airbus S.A.S.; Boeing Company; China Shipbuilding Industry Corporation; Flextronics International Ltd.; HARMAN/BECKER Automotive Systems GmbH; HOERBIGER Group AG; ITT Corporation; Lenovo Group Ltd.; Lockheed Martin Corporation; Motorola, Inc.; Samsung Electronics Co., Ltd.; Schneider Electric S.A.; and Toyota Motor Corporation.

First Nine Months 2007 Revenue Metrics

PTC delivered the following results for the first nine months of fiscal 2007 compared to the same period last year:

•	Total revenue growth of 11%, driven by license revenue growth of 12%, maintenance revenue growth of 11%, and training and consulting service revenue growth of 10%;
•

Desktop Solutions total revenue growth of 7%, driven by license revenue growth of 14% and maintenance revenue growth of 9%, partially offset by a training and consulting service revenue decline of 13%;

•	Enterprise Solutions total revenue growth of 18%, driven by training and consulting service revenue growth of 25%, maintenance revenue growth of 18%, and license revenue growth of 8%;
•	Total reseller channel revenue growth of 15%;
•	Revenue growth of 7% in North America, 18% in Europe, and 6% in Asia-Pacific. Asia-Pacific revenue growth reflects 14% growth in the Pacific Rim and a 3% decline in Japan.

“We continue to believe we have a significant growth opportunity ahead of us, along with the industry’s best solutions to help our customers solve key product development challenges,” continued Harrison. “However, we believe it is prudent to reduce our guidance for the fourth quarter. Additionally, we remain focused on delivering operating margin and earnings growth in FY 2007 and beyond. Therefore, we are taking actions to reduce our expenses in the fourth quarter. We believe these actions will enable us to fulfill our shareholder and customer commitments to deliver non-GAAP operating margins of 20% in fiscal 2008.”

PTC Reports Third Quarter 2007 Results

Fourth Quarter and Fiscal Year 2007 Financial Outlook

PTC’s revenue forecast for the fourth quarter of fiscal 2007 is between $240 million and $250 million. On a GAAP basis, earnings per share are expected to be between $0.15 and $0.20. The Company expects non-GAAP fourth quarter earnings per share to be between $0.23 and $0.28. These non-GAAP earnings expectations reflect the change (increase) in tax rate as a result of the reversal of the valuation allowance. The non-GAAP earnings expectations also exclude the following fourth quarter estimated expenses and their tax effects:

•	Approximately $8.5 million of expense related to stock-based compensation
•	Approximately $3.5 million of acquisition-related amortization expense
•	Approximately $10 million of restructuring expenses related to the fourth quarter cost reduction program

PTC expects its cash balance to be approximately $250 million at the end of the fourth quarter.

For the fiscal year ending September 30, 2007, PTC expects revenue to be between $915 million and $925 million. On a GAAP basis, earnings per share are expected to be between $1.17 and $1.22. These GAAP earnings expectations include actual tax benefits recorded in the third quarter resulting from the reversal of the valuation allowance against U.S. deferred tax assets as well as the one-time tax benefit due to the favorable resolution of a tax refund claim. The Company expects non-GAAP earnings per share to be between $0.86 and $0.91 for the fiscal year. PTC had previously expected non-GAAP earnings per share of $1.17 to $1.22. The new reduced guidance reflects the third quarter earnings shortfall and reduced fourth quarter guidance, as well as the change (increase) in tax rate as a result of the reversal of the valuation allowance for the third and fourth quarters of fiscal 2007. This tax change represents a reduction to our previous guidance of approximately $0.14. The non-GAAP earnings expectations also exclude the following full-year estimated expenses and their tax effects:

•	Approximately $31 million of expense related to stock-based compensation
•	Approximately $14 million of acquisition-related amortization expense
•	$0.5 million of in-process research and development expenses related to the acquisition of NC Graphics
•	Approximately $10 million of restructuring expenses related to the fourth quarter cost reduction program

Important Information about Non-GAAP References

References by PTC to non-GAAP operating costs and expenses, non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share refer to costs and expenses, operating income, net income or earnings per share, respectively, excluding stock-based compensation cost, amortization of acquisition-related intangible assets, and their related tax effects, as well one-time tax items, if any. GAAP requires that these costs and charges be included in costs and expenses and, accordingly, used to determine operating income and earnings per share. PTC’s management uses non-GAAP operating costs and associated non-GAAP net income (which is the basis for non-GAAP earnings per share) to make operational and investment decisions, and PTC believes that they are among several useful measures for an enhanced understanding of our operating results for a number of reasons.

First, although PTC undertakes analyses to ensure that its stock-based compensation grants are in line with peer companies and do not unduly dilute shareholders, PTC allocates these grants and measures them at the corporate level. Management excludes their financial statement effect when planning or measuring the periodic financial performance of PTC’s functional organizations since they are unrelated to our core operating metrics. Likewise, we believe that excluding amortization of intangible assets associated with acquisitions provides investors with information that helps to compare period-over-period operating

PTC Reports Third Quarter 2007 Results

performance by highlighting the effect of acquisitions on our results of operations. In addition, PTC’s management excludes the financial statement effect of these items in creating operating budgets for PTC’s functional business units and in evaluating and compensating employees due to the fact that it is difficult to forecast these expenses. Lastly, we believe that providing non-GAAP earnings per share affords investors a view of earnings that may be more easily compared to peer companies and enables investors to consider PTC’s earnings on both a GAAP and non-GAAP basis in periods when PTC is engaged in acquisition activities or undertaking non-recurring activities.

PTC believes these non-GAAP measures aid investors’ overall understanding of PTC’s results by providing a higher degree of transparency for certain expenses, and providing a level of disclosure that helps investors understand how PTC plans and measures its own business. However, non-GAAP net income should be construed neither as an alternative to GAAP net income or earnings per share, as an indicator of our operating performance nor as a substitute for cash flow from operations as a measure of liquidity because the items excluded from the non-GAAP measures often have a material impact on PTC’s results of operations. Therefore, management uses, and investors should use, non-GAAP measures in conjunction with our reported GAAP results.

Earnings Call Webcast

PTC will provide detailed financial information and an outlook update on its third quarter fiscal year 2007 results conference call and live webcast on July 25, 2007 at 10 a.m. ET. This earnings press release and accompanying financial and operating statistics will be accessible prior to the conference call and webcast on PTC’s web site at www.ptc.com/for/investors.htm. In addition, the live webcast may be accessed at the same web address. To access the live call, please dial 888-566-8560 (in the U.S.) or +1-517-623-4768 (international). Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on July 30, 2007. To access the replay via webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 402-344-6812.

PTC’s unaudited consolidated statements of operations, the unaudited condensed consolidated balance sheets, and the unaudited condensed consolidated statements of cash flows for the third fiscal quarter 2007 are attached.

About PTC

PTC (Nasdaq: PMTC) provides leading product lifecycle management (PLM), content management and dynamic publishing solutions to more than 50,000 companies worldwide. PTC customers include the world's most innovative companies in manufacturing, publishing, services, government and life sciences industries. PTC is included in the S&P Midcap 400 and Russell 2000 indices. For more information on PTC, please visit http://www.ptc.com.

Statements in this news release that are not historical facts, including statements about our confidence and strategies and our expectations about revenue, profitability, results of operations, market growth and market acceptance of our products, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: (i) our conclusion that we are more likely than not to continue to achieve continued profitability in the U.S. may prove to be incorrect, in which case we may be required to again record a valuation allowance against U.S. deferred tax assets; (ii) we may be unable simultaneously to achieve our revenue goals and to implement our cost-reduction activities that are intended to improve our profitability, which could impact our fourth quarter and fiscal year earnings results and our ability to achieve 20 percent operating margins in 2008; and (iii) the other risks and uncertainties detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent reports on Forms 10-K and 10-Q.

PTC, The Product Development Company, Pro/ENGINEER, Windchill, Windchill PDMLink, Windchill ProjectLink, and all other PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries.  All other companies referenced herein have trademarks or registered trademarks of their respective holders.

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PTC Reports Third Quarter 2007 Results

PARAMETRIC TECHNOLOGY CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Revenue:
License	$ 62,098	$ 65,711	$ 200,022	$ 178,852
Service	162,998	150,993	474,837	430,564
Total revenue	225,096	216,704	674,859	609,416

Costs and expenses:
Cost of license revenue(2)	4,084	2,995	11,855	8,187
Cost of service revenue(2)	67,673	65,579	204,855	187,942
Sales and marketing(2)	74,573	70,033	215,694	197,938
Research and development(2)	39,798	36,905	117,935	107,477
General and administrative(2)	16,855	18,038	56,489	55,706
Amortization of acquired intangible assets	1,764	1,646	5,440	4,292
In-process research and development	544	2,100	544	2,100
Restructuring charge, net	--	5,947	--	5,947
Total costs and expenses	205,291	203,243	612,812	569,589

Operating income	19,805	13,461	62,047	39,827
Other income, net	2,268	840	4,396	2,743
Income before income taxes	22,073	14,301	66,443	42,570
Provision for income taxes	(65,155)	(2,575)	(53,337)	7,427
Net income	$ 87,228	$ 16,876	$ 119,780	$ 35,143
Earnings per share:(1)
Basic	$ 0.77	$ 0.15	$ 1.06	$ 0.32
Weighted average shares outstanding	113,154	109,947	112,610	109,672
Diluted	$ 0.74	$ 0.15	$ 1.02	$ 0.31
Weighted average shares outstanding	117,500	112,871	117,423	112,930

(1)	A two-for-five reverse stock split of our common stock became effective on February 28, 2006. All earnings per share and weighted-average share amounts are presented on a post-split basis.
(2)

For each of the three and nine months ended July 1, 2006 and June 30, 2007, stock-based compensation was accounted for under SFAS 123(R), “Share-Based Payment”. The amounts in the tables above include stock-based compensation as follows:

	Three Months Ended		Nine Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Cost of license revenue	$ 60	$ 29	$ 100	$ 96
Cost of service revenue	993	1,969	4,671	5,830
Sales and marketing	2,035	2,547	5,926	7,241
Research and development	1,058	2,336	4,529	6,653
General and administrative	884	3,188	7,281	9,453
Total stock-based compensation	$ 5,030	$ 10,069	$ 22,507	$ 29,273

PTC Reports Third Quarter 2007 Results

PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
GAAP operating income	$ 19,805	$ 13,461	$ 62,047	$ 39,827
Stock-based compensation	5,030	10,069	22,507	29,273
Amortization of acquired intangible assets included in cost of license revenue	1,728	1,105	4,895	2,649
Amortization of acquired intangible assets included in cost of service revenue	17	65	66	169
Amortization of acquired intangible assets	1,764	1,646	5,440	4,292
In-process research and development	544	2,100	544	2,100
Restructuring charge, net	--	5,947	--	5,947
Non-GAAP operating income	$ 28,888	$ 34,393	$ 95,499	$ 84,257

GAAP net income	$ 87,228	$ 16,876	$ 119,780	$ 35,143
Stock-based compensation	5,030	10,069	22,507	29,273
Amortization of acquired intangible assets included in cost of license revenue	1,728	1,105	4,895	2,649
Amortization of acquired intangible assets included in cost of service revenue	17	65	66	169
Amortization of acquired intangible assets	1,764	1,646	5,440	4,292
In-process research and development	544	2,100	544	2,100
Restructuring charge, net	--	5,947	--	5,947
Income tax adjustments (3)	(77,638)	(8,279)	(79,513)	(8,744)
Non-GAAP net income	$ 18,673	$ 29,529	$ 73,719	$ 70,829

GAAP diluted earnings per share	$ 0.74	$ 0.15	$ 1.02	$ 0.31
Stock-based compensation	0.04	0.09	0.19	0.26
All other items identified above	(0.62)	0.02	(0.58)	0.05
Non-GAAP diluted earnings per share	$ 0.16	$ 0.26	$ 0.63	$ 0.62

Weighted average shares used in calculating
Non-GAAP diluted earnings per share (4)	117,500	113,210	117,423	113,654

(3)

Reflects the tax effect of non-GAAP adjustments above, as well as the effect of one-time tax benefits due to (a) the reversal of the valuation allowance recorded in the United States and a foreign jurisdiction of $65.1 million and $0.4 million, respectively, and the favorable resolution of a tax claim of $5.3 million in the three and nine months ended June 30, 2007 and (b) the favorable resolution of tax audits in the amount of $6.1 million in the three and nine months ended July 1, 2006.

(4)

Weighted average shares used in calculating non-GAAP diluted earnings per share for the third quarter and first nine months of 2006 include 0.3 million and 0.7 million additional shares, respectively, related to outstanding stock options assumed to be repurchased under SFAS 123(R) that would not be assumed to be repurchased under APB No. 25.

PTC Reports Third Quarter 2007 Results

PARAMETRIC TECHNOLOGY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	September 30,
	2007	2006

ASSETS

Cash and cash equivalents	$ 259,956	$ 183,448
Accounts receivable, net	171,764	181,008
Property and equipment, net	55,358	51,603
Goodwill and acquired intangibles, net	327,123	327,122
Other assets	239,036	152,263

Total assets	$ 1,053,237	$ 895,444

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$ 231,376	$ 210,997
Other liabilities	234,208	246,348
Stockholders' equity	587,653	438,099

Total liabilities and stockholders' equity	$ 1,053,237	$ 895,444

PTC Reports Third Quarter 2007 Results

PARAMETRIC TECHNOLOGY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Nine Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Cash flows from operating activities:
Net income	$ 87,228	$ 16,876	$ 119,780	$ 35,143
Stock-based compensation	5,030	10,069	22,507	29,273
Depreciation and amortization	9,659	8,685	28,882	24,809
Accounts receivable	25,281	(5,084)	33,483	637
Accounts payable and accruals(5)	(4,946)	3,894	(25,999)	(24,942)
Deferred revenue	450	368	21,454	21,679
In-process research and development	544	2,100	544	2,100
Income taxes (6)	(71,969)	(19,503)	(68,839)	(24,572)
Other	(12,328)	(3,416)	(16,740)	(10,766)
Net cash provided by operating activities	38,949	13,989	115,072	53,361

Capital expenditures	(4,746)	(4,911)	(17,139)	(13,065)
Acquisitions of businesses, net of cash acquired	(10,879)	(64,409)	(28,518)	(75,084)
Financing activities	1,140	1,031	5,493	2,832
Foreign exchange impact on cash	(2,535)	4,028	1,600	1,426

Net change in cash and cash equivalents	21,929	(50,272)	76,508	(30,530)
Cash and cash equivalents, beginning of period	238,027	224,165	183,448	204,423
Cash and cash equivalents, end of period	$ 259,956	$ 173,983	$ 259,956	$ 173,893

(5)	Includes accounts payable, accrued expenses, and accrued compensation and benefits.
(6)	Net cash provided by operating activities for the three and nine months ended July 1, 2006 includes a tax payment of $9.5 million in relation to the settlement of IRS tax audits.